EXHIBIT 10.3

AMENDMENT TO BELDEN INC. 2003 LONG-TERM INCENTIVE PLAN

     The Belden Inc. 2003 Long-Term Incentive Plan is amended by changing all references to the common stock of Belden Inc. to references to the common stock of Belden CDT Inc.